Date: November 22, 2017

ZOGENIX INTERNATIONAL LIMITED

THIERRY DARCIS

SETTLEMENT AGREEMENT

London

99 Bishopsgate
London EC2M 3XF
(44) 020 7710 1000 (Tel)
(44) 020 7374 4460 (Fax)
www.lw.com

Contact: Gus Fung

i	SETTLEMENT AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on 22nd of November 2017

BETWEEN

(1)	ZOGENIX INTERNATIONAL LIMITED, a company registered in England with registered number 08330213 and having its registered office at Siena Court, Broadway, Maidenhead,
England, SL6 1NJ (the “Company”); and

(2)	Thierry Darcis, residing at Blair Lodge, 318 Reading Road, Wallingford OX10 9DW (the “Employee”).

BACKGROUND

(A)	The Employee’s employment with the Company will terminate by reason of redundancy at the Termination Date;

(B)	The Employee believes he has the Claims (as that term is defined below) arising out of the termination of his employment or otherwise;

(C)
The parties have entered into this Agreement for the purposes of recording and implementing the terms that they have agreed as full and final settlement of the Claims and any and all other claims that the Employee has and/or may have against the Company and any Group Company (as defined below) whether or not they are or could be in the contemplation of the parties at the date of this Agreement;

(D)	The parties agree that the conditions regulating settlement agreements under the Acts (as defined below) are satisfied by this Agreement; and

(E)	The Company is entering into this Agreement for itself and for all Group Companies, and is duly authorised to do so in that respect.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“the Acts”	means the Employment Rights Act 1996 section 203(3), the Equality Act 2010, section 147 and the Working Time Regulations 1998 regulation 35(2)(b).
“Claims”
means the claims that the Employee believes that he has against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents, being:

(i)    for breach of contract arising out of his employment, or termination of the employment, or otherwise;

(ii)    for unfair dismissal under the Employment Rights Act 1996;

1	SETTLEMENT AGREEMENT

(iii)    in relation to unauthorised deductions from wages;

(iv)    for working time or holiday pay under the Working Time Regulations 1998;

(v)    for discrimination, harassment or victimisation on the grounds of age, sex, race or nationality or any other unlawful ground, pursuant to the Equality Act 2010;

(vi)    for breach of contract or any other rights to or in respect of shares or other securities or securities based incentives (individually and together “Share Incentives”) in the Company or any Group Company;

(vii)    for unlawful detriment under the Employment Rights Act 1996; and

(viii)    under the Public Interest Disclosure Act 1998.

“Employment Contract”	means the Employee’s terms and conditions of employment with an effective date of 29 June 2015.
“Group”
means the Company, any presently existing or future holding company or undertaking of the Company and any presently existing or future subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006).

“Group Company”	means any company within the Group.
“Schedule”	means a schedule to this Agreement.
“Termination Date”	means 22 November 2017.

1.2	Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)
references to any statute or statutory provision (including any subordinate legislation) include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(d)
references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

2	SETTLEMENT AGREEMENT

(e)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(f)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3	Headings

The headings in this Agreement are included for convenience only and shall be ignored in construing the Agreement.

2.	TERMINATION OF EMPLOYMENT AND OFFICES

2.1	The employment of the Employee with the Company will terminate on the Termination Date.

2.2	This Agreement constitutes written notice from the Company of termination of the Employee’s employment.

2.3
The Employee will resign forthwith in terms of the draft letter set out at Schedule 1 confirming his resignation from his employment and from all directorships and other offices which the Employee holds in the Company and the Group.

2.4
The Employee will do all such acts and things as the Company may require to effect his resignation from all other offices to which the Employee was appointed in connection with or by reason of his employment by or appointment with the Company or any Group Company, including all trusteeships.

3.	PAYMENTS

3.1	Subject to compliance by the Employee with the terms of this Agreement, the Company will (without admission of liability) pay to the Employee the following sums (the “Severance Payments”):

(a)	£1,467 as a statutory redundancy payment, calculated as follows: the Employee’s age is 54, length of service is 2 years, therefore entitlement is 3 weeks’ pay at £489 (the statutory cap per week);

(b)	£108,000 as an ex gratia payment in compensation for the termination of his employment;

(c)	£19,763.30 as a payment in lieu of notice;

(d)	£220,690.20 as a contractual redundancy payment;

(e)	£4,800 as a payment equal to the monthly plan premium for 12 months for the Employee and his eligible dependents who were covered under the Company’s health plans as at the Termination Date; and

(f)	£100 in respect of the undertakings given in Clause 11 in this Agreement.

3.2	The Severance Payments will be paid within 14 days after the later to occur of:

(a)	the Termination Date; and

3	SETTLEMENT AGREEMENT

(b)	receipt by the Company of this Agreement duly executed by the Employee and his solicitor.

3.3
Subject to compliance by the Employee with the terms of this Agreement, the Company will also (without admission of liability) pay to the Employee a sum equivalent to any Bonus (as defined in the Employment Contract) to which the Employee is eligible if there is a Change of Control (as defined in the Employment Contract) within sixty days after the Termination Date (the “Change of Control Payment”).

3.4	The Change of Control Payment will be paid within 14 days after the later to occur of:

(a)	receipt by the Company of this Agreement duly executed by the Employee and his solicitor; and

(b)	the relevant Change of Control.

3.5
The Severance Payments and Change of Control Payment set out above are gross amounts and will be made after deduction of all payments or deductions required by law or owed by the Employee to the Company or any Group Company, including tax due on any benefits or payments made or to be made to the Employee in respect of his employment with the Company.

3.6
On receipt of a written request from a potential employer, the Company shall provide a factual reference limited to confirming the dates of employment and position held. Any oral reference provided will be on the same terms.

4.	TAXATION

4.1
The Company gives no warranty as to how the Severance Payments and Change of Control Payment should be taxed. The Company understands that the aggregate of the first £30,000 of the Severance Payments under Clauses 3.1(a) and 3.1(b) will not be subject to tax, pursuant to chapter 3 of part 6 of the Income Tax (Earnings and Pensions) Act 2003, but the aggregate of the Severance Payments under Clauses 3.1(a) and 3.1(b) in excess of £30,000 and the Severance Payments under Clauses 3.1(c), 3.1(d), 3.1(e) and 3.1(f) and the Change of Control Payment (if any) (together the “Taxable Amount”) will be subject to deduction by the Company of tax at the appropriate rate and (other than for the Severance Payments under Clauses 3.1(a) and (b)) employee’s National Insurance contributions before payment is made to the Employee. The Company will account to HMRC for the tax and National Insurance contributions deducted.

4.2
The Employee will be responsible and liable for the payment of any tax and employee’s National Insurance contributions and any social security contributions and other employment related taxes wherever in the world arising (including any interest, penalties, costs and expenses) due in respect of the Severance Payments and the benefits and incentives (if any) set out in this Agreement (excluding the tax and National Insurance contributions deducted by the Company from the Taxable Amount) (the “Additional Tax”). The Employee will indemnify the Company and each Group Company and keep them indemnified on a continuing basis against all and any liability for Additional Tax that the Company or any Group Company may incur. No payment of Additional Tax will be made to HMRC or other relevant authority without first particulars of the proposed payment being given to the Employee so that he is given the opportunity at his own expense to dispute any such payment or liability with HMRC or other relevant authority.

5.	PAYMENT OF ACCRUED SUMS AND EXPENSES

5.1	The Company will pay the Employee salary in respect of the period up to the Termination Date and pay in lieu of holiday which has accrued in the period up to the Termination Date.

4	SETTLEMENT AGREEMENT

5.2
The Employee will submit his final expenses claim made up to the Termination Date, within 5 days after the date of this Agreement. The Company will reimburse the Employee for all expenses reasonably incurred in the proper performance of his duties in the usual way.

5.3	The Employee accepts he is not entitled to and will not be paid any commission or bonus (other than as may become due pursuant to Clause 3.3).

6.	STOCK INCENTIVES/SHARES

6.1
As at the Termination Date, the Employee will hold 162,500 of shares subject to stock options (that have been granted at various different exercise prices) under the Zogenix, Inc. 2010 Equity Incentive Plan (the “Options”). On the Termination Date, the Options (save for those granted in October 2015 and the restricted stock unit awards granted in March 2015) will accelerate and vest to provide the Employee with the number of Shares subject to Options that he would have received had he remained employed with the Company for another twelve months following the Termination Date. The Employee will have three months from the Termination Date to exercise the Options. On the day that is three months after the Termination Date any unexercised vested Options will lapse and cease to be exercisable.

6.2	The Employee has been granted 8,750 Restricted Stock Units under the Zogenix, Inc. 2010 Equity Incentive Plan. All of these Restricted Stock Units are unvested and will lapse on the Termination Date.

6.3	The terms of the Zogenix, Inc. 2010 Equity Incentive Plan will continue to govern the Options and Restricted Stock Units.

7.	LEGAL COSTS

7.1
Subject to receipt by the Company of the signed certificate at Schedule 2, the Company will make a contribution of £500 (excluding VAT) towards the reasonable legal costs incurred by the Employee for the advice received regarding the termination of his employment and entering into this Agreement.

7.2
Payment of this sum will be made directly to the Employee’s solicitors by the Company within 14 days after receipt by the Company of a copy of the VAT invoice from the Employee’s solicitors (which should be addressed to the Employee but marked as payable by the Company).

8.	WARRANTIES

8.1	The Employee warrants that:

(a)	he has not raised any legal proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents; and

(b)
other than the Claims, he has no further or outstanding claims or rights of action, being any further or outstanding claims or rights of action, whether under statute or common law (including contractual, tortious or other claims) and whether before an Employment Tribunal, court or otherwise and whether in the UK or any other jurisdiction in the world against the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents including in respect of or arising out of his employment, or the holding of any office with, the Company or any Group Company or the termination of that employment or office (such claims or rights of action referred to as “Further Claims”).

8.2	The Employee warrants as a strict condition to payment under this Agreement that there are no circumstances of which he is aware or of which he ought to be aware which could constitute a

5	SETTLEMENT AGREEMENT

repudiatory breach by him of his contract of employment which would entitle or have entitled the Company to terminate his employment without notice.

9.	SETTLEMENT

9.1
The Employee accepts the terms of this Agreement in full and final settlement of the Claims and all and any Further Claims, whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the date of this Agreement, which are waived and released in full.

9.2
The Employee undertakes not to institute or pursue any proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents before an Employment Tribunal, court or any other judicial body anywhere in the world in respect of the Claims or for any remedy arising from any Further Claims.

9.3
The Employee does not waive his right to bring a claim for accrued rights under any pension scheme or damages for latent personal injuries and/or any latent industrial disease arising out of the course of his employment with the Company and/or the Group that are currently unknown to him. The Employee warrants that he is not aware of having any such personal injuries. These exceptions are the only claims which have not been settled by this Agreement.

9.4
Subject to the terms of Clause 9.3, if any other claim emerges in law or in fact anywhere in the world which was not previously known or foreseeable by the Employee in relation to his employment or holding of office or termination of that employment or office, then the Employee agrees that there should be no recourse to any remedy for the claim against the Company or any Group Company. The Employee acknowledges and accepts that in agreeing to the level of the Severance Payments he has taken into account that he has waived the right to pursue any claims, whether foreseeable or not previously known, against the Company or any Group Company.

10.	ACKNOWLEDGEMENT

The Employee acknowledges that the Company has entered into this Agreement and made the Severance Payments in reliance on the warranties and the undertakings given by him in Clause 8 and Clause 9, respectively. In the event of any breach by the Employee of any of those warranties or undertakings, the Severance Payments shall be repaid by him to the Company immediately and shall be recoverable by the Company as a debt.

11.	CONFIDENTIALITY

11.1	The Employee agrees he continues to owe a duty of confidentiality to the Company and to the Group after the Termination Date.

11.2
The Employee undertakes to keep confidential the existence and terms of this Agreement and that he will not disclose the same to any other person unless expressly authorised by the Company, save for the purposes of:

(a)	seeking legal advice in relation to its terms;

(b)	disclosing the same to the proper authorities as required by law;

(c)
disclosing to any actual or prospective employer with the prior written permission of the Board of the Company that his employment with the Company terminated by reason of redundancy upon terms which remain confidential; and

(d)	disclosing the terms of this Agreement to his spouse/civil partner provided that on so doing the Employee imposes upon him/her a like condition of confidentiality.

6	SETTLEMENT AGREEMENT

11.3
The Employee undertakes not to do any act or thing that might reasonably be expected would damage the business, interests or reputation of the Company or any Group Company, and will not make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents.

11.4
Neither the Company nor any Group Company will authorise anyone to make or publish or cause to be made or published to anyone any statement or do any act or thing which it or they might reasonably expect would damage the interests or reputation of the Employee.

11.5
The Employee acknowledges and agrees that, whilst the consideration paid pursuant to Clause 3.1(f) represents valuable consideration, it does not amount to an estimate of or cap on the loss or damage which the Company or any Group Company would suffer were the Employee to breach any of the obligations set out in this Clause.

12.	DELIVERY UP

12.1
The Employee will return to the Company’s premises on or before the Termination Date all books, documents, papers, data (including copies or extracts and whether in printed or electronic format), materials, mobile phones, personal electronic devices, computer and peripherals and security codes, credit cards, keys, security cards, or other property of or relating to the business of the Company or the Group or its or their respective clients or suppliers.

12.2	The Employee confirms that he has not retained any confidential information relating to the Company or the Group, whether stored in electronic format or otherwise.

13.	STATUTORY SETTLEMENT

This Agreement is made in compliance with the Acts which have been satisfied both generally and in the following particulars:

(a)
the Employee confirms that he has received independent legal advice on the terms and effect of this Agreement, and in particular its effect on his ability to pursue his rights before an Employment Tribunal or court;

(b)	the said legal advice has been given to the Employee by Daff Richardson of Pennington Manches LLP whose address is 9400 Garsington Road, Oxford Business Park, Oxford,
OX4 2HN; and

(c)
the said solicitor has confirmed to the Employee that she is a qualified solicitor holding a current practising certificate and in respect of whom there is in force a policy of professional indemnity insurance covering the risk of a claim against her and the said firm in respect of loss arising in consequence of the said advice and by signing this Agreement also confirms that she complies with the Acts.

14.	EMPLOYMENT CONTRACT

The Employee confirms that all clauses in his Employment Contract with the Company that are described as applying after the termination of his employment, including the restrictions set out in clause 6, will continue to apply to him.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, including facsimiles, each of which is an original and all of which together evidence the same agreement.

7	SETTLEMENT AGREEMENT

16.	GOVERNING LAW AND JURISDICTION

16.1	This Agreement is governed and to be construed in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.

16.2	Any Group Company may enjoy the benefit of and enforce the terms of this Agreement in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

The “without prejudice” and “subject to contract” nature of this document shall cease to apply once executed by the parties.

8	SETTLEMENT AGREEMENT

SCHEDULE 1 - RESIGNATION

The Directors
Zogenix International Limited Siena Court
Broadway, Maidenhead England
SL6 1NJ

22 November 2017 Gentlemen,

Zogenix International Limited (the “Company”)

I hereby resign with immediate effect as an employee and from my office as a director of the Company and from all other offices which I hold in any Group Company.

Yours faithfully

/s/ Thierry Darcis

Thierry Darcis

9	SETTLEMENT AGREEMENT

SCHEDULE 2 - CERTIFICATE OF INDEPENDENT LEGAL ADVISER

I Daff Richardson of Pennington Manches LLP whose address is 9400 Garsington Road, Oxford Business Park, Oxford, OX4 2HN confirm that I gave independent legal advice to Thierry Darcis as to the terms and effect of the Agreement to which this certificate is attached (including the effect of Clauses 8, 9 and 10) and in particular its effect on his ability to pursue his rights before a Court or Employment Tribunal.

I confirm that I am a solicitor of the Senior Courts holding a current practising certificate and that the statutory requirements relating to settlement agreements and compromise agreements set out in the Acts (as defined in the Agreement) have been met. Further, that there was in force at the time I gave the advice referred to above a policy of insurance covering the risk of a claim by Thierry Darcis in respect of any loss arising in consequence of that advice.

Signed:	/s/ Daff Richardson	Daff Richardson

Dated:	23/17/11

10	SETTLEMENT AGREEMENT

IN WITNESS of which this document has been executed as a deed by the parties on the date shown at the beginning of this document.

SIGNED by

ZOGENIX INTERNATIONAL LIMITED

acting by STEPHEN FARR	/s/ Stephen Farr

SIGNED by THIERRY DARCIS

Witness’s:

Signature:	/s/ Susan Hanan	/s/ Thierry Darcis

Full Name:	Susan Hanan	Thierry Darcis

Address:		Blair Lodge
Reading Rd
Wallingford
OX10 9DW
UK

11	SETTLEMENT AGREEMENT